Exhibit 99.1

HOLOGIC ANNOUNCES ORGANIZATIONAL CHANGES TO ITS DIAGNOSTICS SEGMENT; INTEGRATION OF GEN-PROBE PROCEEDING AHEAD OF SCHEDULE

On Track to Achieve Over $40 Million in First-Year Cost Synergies

BEDFORD, Mass. (January 22, 2013) – Hologic, Inc. (“Hologic” or “the Company”) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced organizational changes to its Diagnostics segment.

Based upon the successful progress achieved in the ongoing integration of Gen-Probe Incorporated (“Gen-Probe”), which is proceeding ahead of schedule, and the solid foundation of the Diagnostics segment, Hologic has accelerated the timing of several planned organizational changes. In conjunction with the Company’s accelerated execution, Carl Hull will be retiring from his role as Senior Vice President and General Manager of Diagnostics. Mr. Hull, who served as Chairman, President and Chief Executive Officer of Gen-Probe until that company was acquired by Hologic in August 2012, will continue with the Company as a consultant up to mid-August 2013.

“We are confident that now is the right time to transition our team and we are grateful for the deep bench of talent within the Hologic and legacy Gen-Probe organizations who are well positioned to successfully assume greater levels of responsibility as we continue to grow,” said Rob Cascella, President and Chief Executive Officer of Hologic. “Carl has been instrumental in the ongoing and successful integration of Gen-Probe into Hologic that has supported our rapid progress. We have benefitted from his experience, deep knowledge of the industry and valuable relationships and we thank Carl for his leadership and commitment. We look forward to his continued contributions throughout 2013, including his support in facilitating a seamless leadership transition.”

“We have a well-defined strategic path forward to grow the diagnostics businesses globally, drive innovation and expand our technology offerings,” said Mr. Hull. “I look forward to working with Rob and the rest of the team to ensure that we capture the benefits of the Gen-Probe transaction for all of our stakeholders. We are very excited about our future and are confident that today, Hologic is well positioned to build upon its leadership role in diagnostics as it continues to meet the expanding needs of its customers.”

As part of the organizational changes, Rohan Hastie, formerly a vice president and general manager within the Women’s Health group of the Company’s Diagnostics segment, has been appointed Senior Vice President and Group General Manager—Diagnostics, which now includes overseeing the segment’s Women’s Health and Virology businesses, as well as the U.S. Diagnostics sales team. In addition, Eric Tardif, Senior Vice President of Commercial Operations—Diagnostics, will assume the role of Senior Vice President of Corporate Strategy, partnering with Mr. Cascella and the business leaders to further shape Hologic’s long-range goals.

On Track to Achieve Over $40 Million in First-Year Cost Synergies:

Hologic has made significant progress in integrating Gen-Probe into its existing Diagnostics segment. The Company remains on track to realize over $40 million in cost synergies by the end of the first year following the acquisition and an additional $35 million in cost synergies by the end of the third year. In addition, Hologic is continuing to drive revenue synergies by utilizing its global sales and marketing presence to capitalize on cross-selling opportunities to leverage its expanded molecular diagnostics product portfolio.

“Through our efforts since August, we have made tremendous strides in leveraging our global infrastructure and robust product pipeline – cementing Hologic’s position as a premier provider of diagnostics solutions,” continued Mr. Cascella. “The integration of Gen-Probe is proceeding at a pace better than plan. We are excited about the significant opportunities we have to create value for all of our stakeholders, including our shareholders and customers, and we are confident that these organizational changes will help take our Diagnostics franchise to the next level.”

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products. The Company operates four core business units focused on diagnostics, breast health, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic, Gen-Probe and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, the anticipated benefits and synergies of the Gen-Probe acquisition and the Company’s outlook and opportunities. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: Hologic’s ability to successfully and timely integrate Gen-Probe’s operations, product lines, technologies and employees, and realize synergies from the proposed transaction; unknown, underestimated or undisclosed commitments or liabilities, costs or expenses; the level of demand for the Company’s products; the ability of the Company to develop, deliver and support a broad range of products, develop new products, expand its markets and/or develop new markets; and the ability of the Company to attract, motivate and retain key employees. Moreover, the combined business may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors.

The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations and Media Contacts:

Deborah R. Gordon Vice President, Investor Relations (781) 999-7716 deborah.gordon@hologic.com	Al Kildani Senior Director, Investor Relations (858) 410-8653 al.kildani@hologic.com

2